                                                                    EXHIBIT 99.6

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------------------------
                                                              :        C.A. No. 15723NC
CHARLES ZIMMERMAN, on behalf of                               :
himself and all others similarly situated,                    :        CLASS ACTION COMPLAINT
                                                              :
                                    Plaintiff,                :
                                                              :
                  -against-                                   :
                                                              :
RICHARD F. MOLDIN, EDWARD D.                                  :
TWEDDELL, ALAN G. McGREGOR,                                   :
JOSEPH C. MINIO, BRUCE C. TULLY,                              :
F.H. FAULDING & CO., LIMITED,                                 :
WILLIAM R. GRIFFITH, FAULDING                                 :
HOLDINGS INC. and FAULDING INC.                               :
                                                              :
                                    Defendants.               :
--------------------------------------------------------------

                                  INTRODUCTION
                  Plaintiff brings this action individually and on behalf of the public shareholders of Faulding Inc. ("Faulding" or the "Company") seeking redress for defendants' breaches of fiduciary duties in connection with F.H. Faulding & Co., Limited's offer to purchase the Faulding shares which it does not already own for $12.00 per Faulding share (the "Buyout").
                                   THE PARTIES
                  1. Plaintiff Charles Zimmerman owns, and since prior to the announcement of the transaction complained of, has owned, shares of Faulding common stock.

                  2. Defendant Faulding is a Delaware corporation with executive offices in Elizabeth, New Jersey. Faulding develops, manufactures, and markets human pharmaceutical and medical devices. As of June 3, 1997, Faulding had approximately 15 million shares of common stock outstanding.
                  3. Defendant F.H. Faulding & Co., Limited ("F.H. Faulding" or the "Purchaser"), owns approximately 73% of Faulding's shares on a fully diluted basis through its wholly owned subsidiary, Faulding Holdings Inc. ("Holdings"), a corporation incorporated in Delaware with its principal place of business in Connecticut. Through F.H. Faulding's controlling ownership of Faulding stock, it effectively controls Faulding and thus owes Faulding's public shareholders fiduciary duties of loyalty and good faith.
                  4. Defendant Richard F. Moldin ("Moldin") is, and has been since July 1995, Chief Executive Officer, President and Director of defendant Faulding.
                  5. Defendant Edward D. Tweddell ("Tweddell") is, and has been since 1990, a director and Chairman of the Board of Directors of Faulding. In addition, Tweddell has been a director of F.H. Faulding since March 1989.
                  6. Defendant Alan G. McGregor ("McGregor") is, and has been, a director of Faulding since June 1988. In addition, McGregor is also Chairman of F.H. Faulding.
                  7. Defendant Joseph C. Minio ("Minio") is, and has been since January 1997, a director of defendant Faulding.
                  8. Defendant Bruce Tully ("Tully") is, and has been since April 1989, a director of defendant Faulding.

                  9. William R. Griffith is and has been, at all relevant times, a director and secretary of Faulding.
                 10. The foregoing individuals, as officers and/or directors of Faulding (collectively, the "Individual Defendants"), owe fiduciary duties to plaintiff and the other members of the Class (as described below).
                            CLASS ACTION ALLEGATIONS
                 11. Plaintiff bring this action pursuant to Rule 23 of the Rules of this Court, on behalf of himself and all other shareholders of the Company (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), and their successors in interest, who are or will be threatened with injury arising from defendants' actions, as more fully described herein (the "Class").
                 12. This action is properly maintainable as a class action for the following reasons:
                     a. The Class is so numerous that joinder of all members is impracticable. There are hundreds if not thousands of stockholders of Faulding who are members of the Class.
                     b. Members of the Class are scattered throughout the United States and are so numerous that it is impracticable to bring them all before this Court.
                     c. There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

                        (i) Whether defendants have engaged in and are continuing to engage in conduct which unfairly benefits F.H. Faulding at the expense of the members of the Class;
                        (ii) Whether the individual defendants, as officers and/or directors of the Company, some of whom are also directors of F.H. Faulding, the controlling stockholder of Faulding, have fulfilled, and are capable of fulfilling, their fiduciary duties to plaintiff and the other members of the Class;
                        (iii) Whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein; and
                        (vi) Whether defendants have initiated and timed the Buyout unfairly to benefit F.H. Faulding at the expense of Faulding's public shareholders.
                     d. The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be identically damaged by defendants' actions.
                     e. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.
                             SUBSTANTIVE ALLEGATIONS
                 13. On June 3, 1997, Faulding announced that F.H. Faulding was offering $12.00 per share to purchase all outstanding shares of Faulding that are not already owned by F.H. Faulding. This price offers virtually no premium to the historic trading price of Faulding common stock and the intrinsic value of Faulding common stock. As recently as May 15, 1997, the closing price of Faulding common stock traded above the offering price at $12 3/16 per share. F.H. Faulding is attempting to acquire Faulding at a grossly unfair and inadequate price.
                 14. The aforesaid proposal is in furtherance of a plan and scheme which, if its consummation is not enjoined, will result in forcing Faulding public shareholders to sell their investment in the Company for grossly inadequate consideration.
                 15. The consideration to be paid to Class members in the proposed stock acquisition is unfair and grossly inadequate because, among other things, the intrinsic value of Faulding common stock is materially in excess of the amount offered, giving due consideration to the promising products of Faulding that will be entering the marketplace and considering Faulding's anticipated operating results, net asset value and profitability. Similarly, the amount offered does not take into account that F.H. Faulding's ownership of 73% of the outstanding shares of Faulding has effectively suppressed the market price of Faulding for at least the past year.
                 16. F.H. Faulding is the research and development partner of Faulding and is well aware of the progress of several of Faulding's new products. In making its grossly inadequate and unfair offer to acquire the remaining stock of Faulding, F.H. Faulding has tried to take advantage of the fact that the market price of Faulding stock does not fully reflect the progress of these new products.
                 17. The proposed acquisition price offered by F.H. Faulding is not the result of arms length negotiations, but rather represents a maneuver by Faulding and its representatives on the Faulding board of directors to take advantage of F.H. Faulding's control over Faulding to force Faulding's minority shareholders to relinquish their Faulding shares at a grossly unfair and inadequate price.
                 18. Because of F.H. Faulding's inherent conflict of interest as the 73% owner of Faulding, the Faulding board cannot properly evaluate the proposed offer. Given the dominance and control of F.H. Faulding over Faulding and its board of directors, none of the directors is capable of vigorously representing and protecting the interests of Faulding's minority shareholders or bargaining at arm's length on their behalf.
                 19. In addition, although the Faulding board will "consider appointing a special committee" to review the proposal, any such committee will apparently be authorized only to evaluate F.H. Faulding's proposed stock acquisition and not to explore any other alternative transaction or means to assure that Faulding's minority shareholders will receive full and fair value for their shares.
                 20. F.H. Faulding, by reason of its 73% ownership of Faulding's outstanding shares, is in a position to ensure effectuation of the transaction without regard to its fairness to Faulding's public shareholders.
                 21. Because F.H. Faulding is in possession of proprietary corporate information concerning Faulding's future financial prospects, the degree of knowledge and economic power between F.H. Faulding and the Class members is unequal, making it grossly and inherently unfair for F.H. Faulding to obtain the remaining 23% of Faulding's shares at the unfair and grossly inadequate price that it has proposed.

                 22. By offering a grossly inadequate price for Faulding's shares, F.H. Faulding has violated its duties as majority shareholder of Faulding to treat the minority fairly in its dealings with the minority public shareholders, and to provide full and fair disclosure to the minority shareholders in connection with the proposed buyout.
                 23. Plaintiff and the Class will suffer irreparable harm unless the defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.
                 24. The Buyout is in furtherance of an unfair plan to take Faulding private, which, if not enjoined, will result in the elimination of the public shareholders of Faulding. More particularly, the Buyout is in violation of defendants' fiduciary duties and has been timed and structured unfairly in that:
                     a. The Buyout is structured to eliminate members of the Class as shareholders of the Company from continued equity participation in the Company at a price per share which defendants know or should know is grossly unfair and inadequate;
                     b. F.H. Faulding, by virtue of, among other things, its voting and ownership power, controls and dominate Faulding and the Faulding Board of Directors;
                     c. Given F.H. Faulding's domination and control of Faulding and its Board, the Faulding Board of Directors cannot be expected independently to advocate, and protect the best interests of, and to obtain the best price for, Faulding's public shareholders;

                     d. The law firm that is legal counsel to Faulding also is counsel to F.H. Faulding. This conflicting allegiance of Faulding's counsel to the interests of Faulding's shareholders renders Faulding's consideration of the Buyout suspect;
                     e. F.H. Faulding has unique knowledge of the Company and has access to non-public information relating to the true value of the Company denied or unavailable to other potential bidders;
                     f. F. H. Faulding does significant business with Faulding and thus has unique knowledge of Faulding's business and effectively controls Faulding's business operations.
                     g. Given F. H. Faulding's domination and control, the individual defendants cannot be expected independently and actively to advocate and negotiate in the best interest of Faulding's public shareholders; and
                     h. The Buyout does not provide plaintiff and the Class with a fair price for their shares.
                 25. By reason of the foregoing acts, practices and course of conduct, plaintiff and the other members of the Class have been and will be damaged because they will not receive their rightful proportion of the true value of Faulding's assets and business.
                 26. Unless enjoined by this Court, defendants will continue to breach fiduciary duties owed to plaintiff and the Class and will consummate the Buyout to the irreparable harm of plaintiff and the Class.
                 27. Plaintiff and the other members of the Class have no adequate remedy at law.

                 28. WHEREFORE, plaintiff demands judgment as follows:
                     a. Declaring this to be a proper class action and naming plaintiff as Class representatives;
                     b. Granting preliminary and permanent injunctive relief against the consummation of the Buyout;
                     c. In the event the Buyout is consummated, rescinding the Buyout or awarding rescissory damages to the Class;
                     d. Ordering defendants, jointly and severally, to account to plaintiff and to other members of the Class for all damages suffered and to be suffered by them as the result of the conduct alleged herein;
                     e. Awarding plaintiff the costs and disbursements of the action including allowances for plaintiff' reasonable attorneys and experts fees; and
                     f. Granting such other and further relief as may be just and proper in the premises.
                                             ROSENTHAL, MONHAIT, GROSS &
                                                 GODDESS, P.A.


                                          By:___________________________________
                                             Suite 1401, Mellon Bank Center
                                             P.O. Box 1070
                                             Wilmington, DE 19899-1070
                                             (302) 656-4433
                                             Attorneys for Plaintiff
OF COUNSEL:
KAUFMAN MALCHMAN KIRBY & SQUIRE, LLP
Peter S. Linden
919 Third Avenue
New York, New York 10022
(212) 371-6600